COMPUTATION OF EARNINGS PER COMMON SHARE Exhibit 11
                                   (unaudited)

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                                                          For the three months ended    For the nine months ended
                                                                    June 30                     June 30
                                                                    -------                     -------
                                                               1996          1995          1996          1995
                                                               ----          ----          ----          ----
Net income (loss)                                         $   122,900   $   (32,971)   $    31,182   $  (545,350)
Primary earnings per share:
     Adjusted net income under treasury stock method
     (reduced interest expense)                           $   135,434          --      $    46,597          --
                                                          ===========   ===========    ===========   ===========
     Shares:
Weighted average number of
     common shares outstanding                              6,667,304   $ 4,062,799    $ 5,477,580   $ 3,829,028
Excess of shares issuable for the assumed
 exercise of options and warrants  over the number of
 shares  proceeds  from the exercise of such options
 and warrants, using the average market price (treasury
 stock market)                                              2,495,186          --        1,028,286          --
                                                          -----------   -----------    -----------   -----------
Weighted average number of common and
 common equivalent shares outstanding                       9,162,490     4,062,799      6,505,866     3,829,028
                                                          ===========   ===========    ===========   ===========
Primary earnings per share (loss)                         $       .01   $      (.01)   $       .01   $      (.14)
                                                          ===========   ===========    ===========   ===========
Fully diluted earnings per share
     Shares:
Weighted average number of common shares
 outstanding                                                6,667,304     4,062,799      5,477,580     3,829,028
Excess of shares issuable for the assumed
 exercise of options and warrants over the
 number of shares  proceeds  from the
 exercise of such options and warrants,
 using the closing market price (treasury
 stock market)                                              2,624,806          --        1,640,456          --
Weighted average number of common and
 common equivalent shares outstanding                       9,292,110     4,062,799      7,118,036     3,829,028
                                                          ===========   ===========    ===========   ===========

Fully diluted earnings (loss) per share                   $       .01   $      (.01)   $      --     $      (.14)
                                                          ===========   ===========    ===========   ===========

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